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                                                                    EXHIBIT 99.1

Lucent Technologies to Acquire Ortel, a Leader in Optoelectronic Components for Broadband CATV Networks

For Immediate Release: Monday, February 7, 2000

MURRAY HILL, N.J. - Lucent Technologies' Microelectronics Group (NYSE: LU) today announced it has agreed to acquire Ortel Corporation (NASDAQ: ORTL) of Alhambra, Calif., a leading developer of optoelectronic components for cable TV (CATV) networks.

Ortel's technologies enable CATV systems suppliers to build high-capacity networks to meet the increasing demand for next-generation services to the home, such as Internet telephony and access. Together, Lucent and Ortel will help speed the transition of CATV networks from a one-way broadcast capability, to a two-way, fully interactive communications medium.

Under the terms of the definitive merger agreement between Lucent and Ortel, each share of Ortel will be converted into 3.135 shares of Lucent. Based on Lucent's closing stock price of $57 on February 4, the acquisition would be valued at approximately $2.95 billion, or $177.125 per Ortel share, on a fully diluted basis.

Ortel is a market leader for lasers that help increase the bandwidth of existing cable networks. It is currently a supplier to General Instrument, Antec and other major CATV equipment manufacturers.

"This acquisition marries our communications optoelectronics leadership with Ortel's expertise in optoelectronics for cable TV and positions us to support the converging needs of these markets," commented John Dickson, executive vice president and CEO of Lucent's Microelectronics and Communications Technologies unit. "We expect the injection of Ortel's wealth of talent and technology to further fuel the momentum of our fast-growing optoelectronics business."

Ortel also brings strength to Lucent through its 10Gbps transmitter/receiver components for use in optical communications networks and 980nm uncooled pump lasers, which will be used by Lucent in amplifiers for metro fiber-optic networks.

"In addition to its rich product portfolio, Lucent provides us with access to its leading edge technologies, including its industry-leading automated packaging processes," commented Stephen Rizzone, Ortel's president, chief executive officer and chairman of the board. "The significant increase in output we can achieve by employing such a process can help us more readily meet the increasing demand for our products."

Lucent expects the acquisition to be completed during the quarter ending June 30, 2000.

The acquisition, which will be accounted for as a purchase, is expected to result in a one-time charge against earnings for in-process research and development (IP R&D) during the third fiscal quarter. Excluding IP R&D and the amortization of goodwill and other acquired intangible assets, the acquisition is expected to be a penny dilutive to Lucent's earnings in fiscal 2000. Including the amortization of goodwill and other acquired intangible assets, the acquisition is expected to be approximately 8 cents dilutive to earnings in fiscal 2000.

Ortel will become part of Lucent's optoelectronics component division and Ortel CEO, Stephen Rizzone, will report into Optoelectronics President Dan DiLeo. Ortel's 550 employees will remain at their current locations.

Ortel Corporation designs, manufactures and supplies advanced optoelectronics technologies that provide the critical bandwidth and two-way interactivity essential for robust telecommunications and cable television applications. Ortel's fiber optics increase the capacity and performance of fiber-optic networks, enabling them to handle ever-increasing volumes of voice, video and data communications. The company is headquartered in Alhambra, Calif. with international operations in Sweden, Germany, France, Singapore and China.

Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications
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systems and software, data networking systems, business telephone systems and microelectronic components. Bell Labs is the research and development arm for the company. The company is headquartered in Murray Hill, N.J., USA. Lucent's Microelectronics Group designs and manufactures integrated circuits and optoelectronic components for the computer and communications industries.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, but are not limited to, future product, market and technology development, future benefits of the merger, estimated date to complete the transaction, and the expected impact of the transaction on future earnings. These risks and uncertainties include Ortel shareholder approval, obtaining regulatory approvals and clearances, price and product competition, changes in the capital spending of CATV operators, dependence on new product development, reliance on major customers, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, international growth, general industry and market conditions, growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission (SEC) and the reports filed by Ortel with the SEC. Lucent and Ortel disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Public Relations Contacts:
     Brian Bardwell                           Susan Tatum
     Ortel Corporation                        Ortel Corporation
     626-293-1153                             626-293-3620
     bbardwell@ortel.com                      statum@ortel.com
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     Samantha Baxter                          Jeff Baum
     Lucent Technologies                      Lucent Technologies
     908-508-8225 (office)                    908-582-7635 (office)
     908-230-3867 (cell)                      973-983-7086 (home)
     sambaxter@lucent.com                     jbaum@lucent.com
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     Investor Relations Contacts:

     Sally Cholko                             Cecilia Wilkinson / E.E. Wang
     Ortel Corporation                        Pondel / Wilkinson Group
     626-293-1119                             310-207-9300
     scholko@ortel.com                        cwilkinson@pondel.com
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                                              eewang@pondel.com
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